UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in charter)

Delaware	001-33631	56-2639586
(State of Incorporation	(Commission	(IRS Employer
or Organization)	File Number)	Identification No.)

700 Louisiana Street, Suite 2060 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01 Regulation FD Disclosure	3
Item 9.01 Financial Statements and Exhibits
SIGNATURES	4

Item 7.01 Regulation FD Disclosure

We are currently in negotiations to amend and restate our revolving credit facility which, subject to our board of directors’ approval, among other things, would: (i) extend the maturity of the revolving credit facility to approximately November 2017, (ii) subject to market conditions at the time of such proposed amendment, lower the rate of interest payable under the revolving credit facility by approximately 50 basis points and (iii) include up to $50 million in additional revolving commitments, thereby increasing our borrowing capacity to $550 million.

In addition, we believe that we are well-positioned to execute our primary business strategies successfully due to, among other things, the following competitive strength:

We have assembled an experienced business development team to lead our effort in developing greenfield opportunities for us.

Our newly-assembled business development team is charged with pursuing opportunities in some of the more attractive unconventional oil and rich gas play in North America. We expect that the majority of the initial funding for these development projects will take place at a private holding company controlled by our general partner with funds sourced from private equity and debt placements. As these projects mature and begin generating sufficient cash flow, it is contemplated that these projects will be sold or dropped down into us via arms-length transactions providing us with a steady source of incremental cash flow.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), otherwise subject to the liabilities of that section, and such information is not incorporated by reference into any registration statements or other documents filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language contained in such filing, except as shall be expressly set forth by specific reference to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By: CRESTWOOD GAS SERVICES GP LLC, its General Partner

Dated: November 8, 2012	By:	/s/ Kelly Jameson
Kelly Jameson
Senior Vice President and General Counsel

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